As filed with the Securities and Exchange Commission on June 22, 2011

Registration No. 333-174290

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Globus Maritime Limited

(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands	4412	66-0757368
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

128 Vouliagmenis Avenue, 3rd Floor
166 74 Glyfada
Athens, Greece
011 30 210 960 8300

(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Watson, Farley & Williams (New York) LLP
1133 Avenue of the Americas
New York, New York 10036
(212) 922-2200

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Antonios C. Backos, Esq. Watson, Farley & Williams (New York) LLP 1133 Avenue of the Americas New York, New York 10036 (212) 922-2200 (Telephone) (212) 922-1512 (Facsimile)	Gary J. Wolfe, Esq. Robert Lustrin, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1223 (Telephone) (212) 480-8421 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Common Shares, par value $0.004 per share	$57,500,000	$6,675.75

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes common shares that may be sold pursuant to the underwriters’ over-allotment option.
(3)	Previously paid with the initial filing of this Form F-1 on May 17, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form F-1 of Globus Maritime Limited (“Amendment No. 3”) does not relate to our preliminary prospectus which is not amended hereby. As such, this Amendment No. 3 does not include a copy of our preliminary prospectus. This Amendment No. 3 is being filed solely for the purpose of submitting the following additional exhibits: Exhibit 1.1 (Underwriting Agreement), Exhibit 5.1 (Legal opinion of Watson, Farley & Williams (New York) LLP as to the validity of the common shares), Exhibit 8.1 (Legal opinion of Watson, Farley & Williams (New York) LLP with respect to certain Marshall Islands tax matters), Exhibit 8.2 (Legal opinion of Watson, Farley & Williams (New York) LLP with respect to certain U.S. tax matters), Exhibit 10.10 (Loan Agreement among DVB Bank SE, Artful Shipholding S.A. and Longevity Maritime Limited) and Exhibit 21.1 (Subsidiaries of Globus Maritime Limited).

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Unless otherwise defined, all capitalized terms contained in this Part II shall have the meaning described to them in this prospectus, which forms a part of the registration statement. Globus Maritime Limited is sometimes referred to in this Part II as the “Registrant.”

Item 6. Indemnification of Directors and Officers.

The Articles of Incorporation of the Registrant provide as follows:

Section 7.1 Limitation of Director Liability.  To the fullest extent that the BCA or any other law of the Marshall Islands as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for actions taken in their capacity as director or officer of the Corporation, provided that such provision shall not eliminate or limit the liability of a director for (i) any breach of such director’s duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law or (iii) any transactions from which such director derived an improper personal benefit. No amendment to or repeal of this Section 7.1 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Section 7.2 Indemnification.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, (other than an action by or in the right of the Corporation) by reason of the fact he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation, a director or officer of another corporation, partnership, joint venture, trust or other enterprise (the “Indemnitee”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding unless a final and unappealable determination by a court of competent jurisdiction has been made that he or she did not act in good faith or in a manner he or she did not reasonably believe to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The purpose of this provision is to fully indemnify the Indemnitee to the fullest extent permitted by Section 60 of the BCA or any successor statute.

Section 7.3 Expenses Payable in Advance.  The right to be indemnified shall include, without limitation, the right of an Indemnitee to be paid expenses in advance of the final disposition of any proceeding upon receipt of an undertaking to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified hereunder.

The purpose of this provision is to advance funds to the fullest extent permitted by Section 60 of the BCA or any successor statute.

Section 7.4 Expenses of Enforcement.  An Indemnitee shall also be paid reasonable costs, expenses and attorneys’ fees (including expenses) in connection with the enforcement of rights to the indemnification granted hereunder.

Section 7.5 Non-exclusivity of Rights.  The rights of indemnification shall not be exclusive of any other rights to which an Indemnitee may be entitled and shall not be limited by the provisions of Section 60 of the BCA or any successor statute.

Section 7.6 Insurance.  The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation or serving in such capacity in another corporation at the request of the Corporation against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Articles of Incorporation.

Section 7.7 Other Action.  The Board of Directors may take such action as it deems necessary or desirable to carry out the provisions set forth in this Article VII, including, without limitation, adopting procedures for determining and enforcing the rights guaranteed hereunder, and the Board of Directors is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangement as may be permitted by law.

Section 7.8 Amendment or Repeal of Article VII.  Neither the amendment or repeal of this Article VII, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article VII, shall eliminate or reduce any right to indemnification afforded by this Article VII to any person with respect to his or her status or any activities in his or her official capacities prior to such amendment, repeal or adoption.

Section 7.9 Amendment of BCA.  If the BCA is amended after the date of the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or permitting indemnification to a fuller extent, then the liability of a director of the Corporation shall be eliminated or limited, and indemnification shall be extended, in each case to the fullest extent permitted by the BCA, as so amended from time to time. No repeal or modification of this Section 7.9 by the shareholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Section 7.9 at the time of such repeal or modification.

Section 60 of the Business Corporations Act of the Marshall Islands entitled “Indemnification of directors and officers” provides as follows:

Indemnification of directors and officers.

(1) Actions not by or in right of the corporation.  A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2) Actions by or in right of the corporation.  A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3) When director or officer successful.  To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) Payment of expenses in advance.  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5) Indemnification pursuant to other rights.  The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6) Continuation of indemnification.  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) Insurance.  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

The Registrant will also enter into indemnification agreements with its directors and officers pursuant to which it will agree to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Item 7. Recent Sales of Unregistered Securities.

There were no sales of unregistered securities of the Registrant within the past three years from the date of this Registration Statement.

Item 8. Exhibits and Financial Statement Schedules.

Exhibit Index

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1	Articles of Incorporation of Globus Maritime Limited (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 24, 2010)
3.2	Bylaws of Globus Maritime Limited (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 24, 2010)
5.1*	Legal opinion of Watson, Farley & Williams (New York) LLP as to the validity of the common shares
8.1*	Legal opinion of Watson, Farley & Williams (New York) LLP with respect to certain Marshall Islands tax matters
8.2*	Legal opinion of Watson, Farley & Williams (New York) LLP with respect to certain U.S. tax matters
10.1	Credit Facility between Credit Suisse AG and Global Maritime Limited, as supplemented (incorporated by reference to Exhibit 10.1 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)
10.2	Loan Agreement between Deutsche Schiffsbank Aktiengesellschaft and Kelty Marine Ltd. (incorporated by reference to Exhibit 10.2 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)
10.3	Long Term Incentive Plan of Globus Maritime Limited (incorporated by reference to Exhibit 10.3 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)
10.4	Business Opportunities Agreement between Globus Maritime Limited and Georgios Feidakis (incorporated by reference to Exhibit 10.4 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)
10.5	Registration Rights Agreement between Globus Maritime Limited, Firment Trading Limited and Kim Holdings S.A. (incorporated by reference to Exhibit 10.5 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)
10.6	Memorandum of Agreement, dated March 18, 2011 (incorporated by reference to Exhibit 4.6 to Globus Maritime Limited’s Annual Report on Form 20-F (Reg. No. 001-34985) filed on March 28, 2011)
10.7	Sixth Supplemental Agreement to Facility Agreement, dated May 5, 2011 (incorporated by reference to Exhibit 99.1 to Globus Maritime Limited’s Current Report on Form 6-K (Reg. No. 001-34985) filed on May 9, 2011)
10.8	Memorandum of Agreement, dated May 2, 2011 and Addendum No. 1 to the Memorandum of Agreement, dated May 6, 2011 (previously filed as Exhibit 10.8 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on May 17, 2011)
10.9	Committed Term Sheet, dated June 1, 2011, between DVB Bank SE and Globus Maritime Limited
(previously filed as Exhibit 10.9 to Amendment No. 1 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 6, 2011)
10.10*	Loan Agreement among DVB Bank SE Artful Shipping S.A. and Longevity Maritime Limited
21.1*	Subsidiaries of Globus Maritime Limited

Exhibit Number	Description
23.1	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A. (previously filed as Exhibit 23.1 to Amendment No. 2 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 9, 2011)
23.2	Consent of Watson, Farley & Williams (New York) LLP (included in Exhibit 5.1)
23.3	Consent of Drewry Shipping Consultants Ltd (previously filed as Exhibit 23.3 to Amendment No. 2 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 9, 2011)
24.1	Power of Attorney (contained on the signature page to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on May 17, 2011)

*	Filed herewith.

Item 9. Undertakings.

1.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
2.	The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-l and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Greece on June 22, 2011.

Globus Maritime Limited
By: /s/ Georgios Karageorgiou Name: Georgios Karageorgiou Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed below by the following persons on June 22, 2011 in the capacities indicated.

Signature	Title
* Georgios Feidakis	Chairman and Director
/s/ Georgios Karageorgiou Georgios Karageorgiou	President, Chief Executive Officer and Director
/s/ Elias Deftereos Elias Deftereos	Chief Financial Officer (principal accounting officer and principal financial officer) and Director
* Amir Eilon	Director
* Jeffrey Parry	Director
* By: /s/ Elias Deftereos Name: Elias Deftereos Attorney-in-Fact

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 22, 2011.

By: /s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director

Exhibit Index

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1	Articles of Incorporation of Globus Maritime Limited (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 24, 2010)
3.2	Bylaws of Globus Maritime Limited (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 24, 2010)
5.1*	Legal opinion of Watson, Farley & Williams (New York) LLP as to the validity of the common shares
8.1*	Legal opinion of Watson, Farley & Williams (New York) LLP with respect to certain Marshall Islands tax matters
8.2*	Legal opinion of Watson, Farley & Williams (New York) LLP with respect to certain U.S. tax matters
10.1	Credit Facility between Credit Suisse AG and Global Maritime Limited, as supplemented (incorporated by reference to Exhibit 10.1 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)
10.2	Loan Agreement between Deutsche Schiffsbank Aktiengesellschaft and Kelty Marine Ltd. (incorporated by reference to Exhibit 10.2 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)
10.3	Long Term Incentive Plan of Globus Maritime Limited (incorporated by reference to Exhibit 10.3 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)
10.4	Business Opportunities Agreement between Globus Maritime Limited and Georgios Feidakis (incorporated by reference to Exhibit 10.4 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)
10.5	Registration Rights Agreement between Globus Maritime Limited, Firment Trading Limited and Kim Holdings S.A. (incorporated by reference to Exhibit 10.5 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)
10.6	Memorandum of Agreement, dated March 18, 2011 (incorporated by reference to Exhibit 4.6 to Globus Maritime Limited’s Annual Report on Form 20-F (Reg. No. 001-34985) filed on March 28, 2011)
10.7	Sixth Supplemental Agreement to Facility Agreement, dated May 5, 2011 (incorporated by reference to Exhibit 99.1 to Globus Maritime Limited’s Current Report on Form 6-K (Reg. No. 001-34985) filed on May 9, 2011)
10.8	Memorandum of Agreement, dated May 2, 2011 and Addendum No. 1 to the Memorandum of Agreement, dated May 6, 2011 (previously filed as Exhibit 10.8 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on May 17, 2011)
10.9	Committed Term Sheet, dated June 1, 2011, between DVB Bank SE and Globus Maritime Limited
(previously filed as Exhibit 10.9 to Amendment No. 1 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 6, 2011)
10.10*	Loan Agreement among DVB Bank SE Artful Shipping S.A. and Longevity Maritime Limited
21.1*	Subsidiaries of Globus Maritime Limited
23.1	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A. (previously filed as Exhibit 23.1 to Amendment No. 2 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 9, 2011)

Exhibit Number	Description
23.2	Consent of Watson, Farley & Williams (New York) LLP (included in Exhibit 5.1)
23.3	Consent of Drewry Shipping Consultants Ltd (previously filed as Exhibit 23.3 to Amendment No. 2 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 9, 2011)
24.1	Power of Attorney (contained on the signature page to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on May 17, 2011)

*	Filed herewith.